EXHIBIT 21.1

SUBSIDIARIES OF REGISTRANT

Name	Jurisdiction of Organization/Incorporation
MHI Hospitality TRS, LLC	Delaware

MHI Hospitality TRS Holding, Inc.	Maryland

MHI Louisville TRS, LLC	Delaware

MHI Raleigh TRS, LLC	Delaware

MHI GP LLC	Delaware

Laurel Hotel Associates LLC	Maryland

Philadelphia Hotel Associates LP	Pennsylvania

Brownestone Partners, LLC	North Carolina

Capitol Hotel Associates L.P., L.L.P.	Virginia

Savannah Hotel Associates LLC	Virginia

MHI Jacksonville LLC	Delaware

Louisville Hotel Associates, LLC	Delaware

MHI Hotel Investments Holdings, LLC	Delaware

MHI Hospitality TRS II, LLC	Delaware

Tampa Hotel Associates, LLC	Delaware

Hampton Hotel Associates, LLC	Delaware

Raleigh Hotel Associates, LLC	Delaware

MHI Asset Recovery, LLC	Delaware

MHI Recovery Management Services, LLC	Delaware